EXHIBIT 99.1

Continued Strength in Orion’s National Turnkey LED Lighting Retrofit Activity Drove
110% Increase in Q3 Revenue to $34.2M & Q3 Net Income Rose to $2.3M, or $0.07 per share; Hosts Investor Call Today at 10am ET

Manitowoc, WI – February 6, 2020 – Orion Energy Systems, Inc. (NASDAQ: OESX) (Orion Lighting), a provider of LED lighting and turnkey energy project solutions, including controls and integrated IoT capabilities, today reported results for its fiscal 2020 third quarter (Q3’20) ended December 31, 2019. Orion will hold an investor call today at 10:00 a.m. ET (9:00 a.m. CT) to review its results and fiscal year 2020 (FY’20) business outlook – call details below.

$ in millions except per share figures	Q3’20	Q3'19	$Change	%Change	9M‘20	9M‘19	$Change	%Change
Revenue	$34.2	$16.3	+$18.0	110%	$124.9	$43.3	+$81.6	188%
Gross Profit	$8.3	$4.2	+$4.1	98%	$31.3	$10.2	+$21.2	208%
Net Income (Loss)	$2.3	($0.7)	+$3.0	NM	$13.0	($5.8)	+$18.8	NM
Diluted EPS	$0.07	($0.02)	+$0.09	NM	$0.42	($0.20)	+$.62	NM
EBITDA	$2.8	($0.1)	+$3.0	NM	$14.7	($4.1)	+$18.7	NM

EBITDA reconciliation table follows this earnings release

NM = Not Meaningful

Highlights

•	Q3’20 revenue increased 110%, or $18.0M, to $34.2M, compared to Q3’19, due to the continued benefit of a large turnkey LED lighting retrofit contract for a major national account
•	Gross profit increased $4.1M to $8.3M in Q3’20 for a gross margin of 24.2% versus 25.6% in Q3’19
•	Ongoing cost discipline held operating expenses to $5.8M in Q3'20 vs. $4.8M in Q3'19, growing well below revenue growth rate
•	Orion achieved Q3’20 diluted EPS of $0.07 versus a loss of ($0.02) in Q3’19
•	EBITDA rose to $2.8M in Q3’20 and $14.7M for the first 9 months of fiscal 2020, versus EBITDA losses of ($0.1M) and ($4.1M), respectively, in the comparable prior-year periods
•	Cash flow from operating activities improved to $5.8M in Q3'20 versus ($0.5M) in Q3'19

CEO Commentary

Mike Altschaefl, Orion’s CEO and Board Chair, commented, "Our fiscal 2020 performance to date reflects the continued successful execution of a nationwide turnkey design-build-install LED lighting system retrofit and controls project for a major national account. As anticipated, we expect to complete initial awards for this project in our current fiscal fourth quarter. In addition, installations for our recently announced $18 to $20 million project expansion for this same customer are slated for completion during our fiscal fourth quarter and our fiscal 2021 first quarter ending June 30, 2020.

“Our expanded senior sales team is remaining focused on our turnkey solutions offerings and this unique and wholistic approach is resonating very strongly with customers. Our sales team has developed a range of large national account opportunities on which we are working to advance to formal awards over the next several months. In addition, our new senior sales executives have begun to make meaningful contributions to our sales pipeline as they become comfortable in our customer-centric culture and gain an understanding of our product quality advantages and the custom capabilities and turnkey services that we are able to bring to customers.

“There are many challenges for customers in determining the best path forward in the fast moving and complex arena of LED lighting systems, controls and a growing array of integrated Internet of Things (IoT) capabilities, all being offered by a disparate group of vendors and service providers. Orion’s deep industry experience, breadth of relationships, national service network, full turnkey capabilities and strong customer-centric culture position us well to gain customer trust in guiding them through these major capital decisions.

“We are seeing increased traction with both new and existing accounts and expect to have more to report regarding specific projects over the next several months. We are very encouraged by the contributions being made by the four veteran sales executives we added to our national accounts team over the past two quarters, as well as our strong legacy sales team. Meanwhile, we remain very disciplined in managing our costs and overhead to deliver as much as possible from new business wins to the bottom-line.

“On the product front, we are expanding our reach with product line extensions in both our indoor high bay and our outdoor product categories. These efforts will result in strong, highly competitive new product introductions in Q4‘20. We have received very positive initial reviews, and we expect to have more to say about these products as we roll them out to the market.

“In light of our FY’20 year-to-date performance, the recent project expansion commitment from a major national account and our expectations for the balance of Q4’20, we recently increased our FY’20 revenue goal to a range of $150M to $155M from a range of $135M to $145M. Our intent is to continue to drive our top line using the competitive advantages we have developed in turnkey solutions, seeking to position Orion to benefit from inherent economies of scale that are possible from greater throughput from our US manufacturing facility.

“We are pleased not only with our improved financial results, but also with the direction of our business and our future prospects. Throughout the year, we used cash from operations to substantially eliminate debt and have been building our cash position. We continue to have a strong balance sheet, with nearly $13 million of net cash. We believe we are well-positioned to continue to build our business, to look for profitable growth opportunities and to drive value for our shareholders through improved financial performance.”

Outlook and Goals

Orion recently increased its fiscal 2020 revenue goal to a range of $150M to $155M. Based on achieving this goal, Orion expects to achieve an EBITDA margin of at least 10% for FY‘20. Further, management continues to believe it has sufficient available capital and liquidity to execute its growth plans.

Financial Results

Orion’s Q3’20 revenue rose 110% to $34.2M, compared to $16.3M in Q3’19, exclusively due to increased product and service revenue for turnkey LED lighting retrofit solutions provided to a major national account customer. Q3’20 product revenue increased $11.9M to $25.9M and service revenue increased $6M to $8.4M, principally reflecting installation and services for the national account customer. Revenue for the first nine months of FY’20 increased by $81.6M to $124.9M, compared to the first nine months of FY‘19, also related to increases in turnkey national account activities.

Gross margin decreased to 24.2% in Q3’20 compared to 25.6% in Q3’19 and 26.5% in Q2’20. Relative to the prior-year period, the Q3’20 gross margin was impacted by revenue mix. Gross margin declined in Q3’20 versus Q2’20 due principally to lower comparative sales volume covering fixed manufacturing costs.

Total operating expenses increased to $5.8M in Q3’20 compared to $4.8M in Q3’19, well below the pace of revenue growth. The increase primarily reflects incremental investments in sales and marketing activities, including increased commissions based on higher sales volumes.

Q3’20 net income rose to $2.3M, or $0.07 per diluted share, versus a net loss of ($0.7M), or ($0.02) per share, in Q3’19, reflecting the significant revenue increase and improved operating leverage. Net income improved to $13.0M for the first nine months of FY’20, or $0.42 per diluted share, as compared to a loss of ($5.8M), or ($0.20) per share, in the comparable 2019 period.

Orion’s Q3’20 EBITDA increased to $2.8M compared to an EBITDA loss of ($0.1M) in Q3’19, for a year-over-year improvement of $3.0M. In the first nine months of FY‘20, Orion generated EBITDA of $14.7M, as compared to an EBITDA loss of ($4.1M) in the first nine months of FY‘19, an improvement of $18.8M.

Cash Flow & Balance Sheet

Orion generated $5.8M of cash from operating activities in Q3’20 versus a use of ($0.5M) in Q3’19. This cash flow improvement was primarily due to improved sales and net income and working capital changes. Year-to-date in FY’20, Orion generated $14.3M of cash from operating activities, versus a use of ($1.6M) in the year-ago period.

As of December 31, 2019, Orion had $13.8M in cash and cash equivalents, up from $11.1M at September 30, 2019 and $8.7M at fiscal year end March 31, 2019. Net working capital increased to $19.4M in Q3’20, up from $14.0M at fiscal year end, and shareholders’ equity increased to $31.4M at December 31, 2019 vs. $18.0M at March 31, 2019. Outstanding debt, primarily from borrowings under its revolving credit facility, was reduced by $8.4M to $0.9M at December 31, 2019 versus $9.4M at March 31, 2019.

Webcast/Call Detail

Date / Time:	Today, Thursday, February 6, 2020 at 10:00 a.m. ET (9:00 a.m. CT)
Call Dial-In:	(877) 754-5294 or (678) 894-3013 for international
Webcast/Replay:	https://edge.media-server.com/mmc/p/k366uoay
Audio Replay:	855-859-2056, conference ID: 6490987 (available shortly after call through 2/13/20)

About Orion Energy Systems

Orion is a provider of LED lighting and turnkey energy project solutions designed to reduce energy consumption and enhance business performance and efficiency. Orion designs, manufactures, markets and manages the installation and maintenance of LED solid-state lighting systems, along with integrated smart controls. Orion systems utilize patented design elements to deliver industry-leading energy efficiency, enhanced optical and thermal performance and ease of installation, providing long-term financial, environmental, and work-space benefits to a diverse customer base, including nearly 40% of the Fortune 500.

Non-GAAP Measures

In addition to the GAAP results included in this presentation, Orion has also included the non-GAAP measures, EBITDA (earnings before interest, taxes, depreciation and amortization), EBITDA margin (EBITDA divided by total revenue), and Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and stock-based compensation) as a measure of its quarterly performance. The Company has provided these non-GAAP measures to help investors better understand its core operating performance, enhance comparisons of core operating performance from period to period and allow better comparisons of operating performance to its competitors. Among other things, management uses EBITDA, EBITDA margin, and Adjusted EBITDA to evaluate performance of the business and believes these measurements enable it to make better period-to-period evaluations of the financial performance of core business operations. The non-GAAP measurements are intended only as a supplement to the comparable GAAP measurements and Orion compensates for the limitations inherent in the use of non-GAAP measurements by using GAAP measures in conjunction with the non-GAAP measurement. As a result, investors should consider these non-GAAP measurements in addition to, and not in substitution for or as superior to, measurements of financial performance prepared in accordance with generally accepted accounting principles.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measures, and this reconciliation is located under the heading “Unaudited EBITDA and Adjusted EBITDA Reconciliation” following the Condensed Consolidated Statements of Cash Flows included in this press release. With respect to Orion’s FY’20 guidance, Orion is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring or unusual charges and other certain items. These items have not yet occurred, are out of Orion’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and Orion is unable to address the probable significance of the unavailable information.

Safe Harbor Statement

Certain matters discussed in this press release, including under the headings “Highlights,” “CEO Commentary”, "Outlook and Goals," are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) our ability to achieve our expected revenue growth, gross margin, and other financial objectives in FY’20 and beyond; (ii) our recent and expected continued FY’20 reliance on revenue generated from the retrofit of a single national account customer; (iii) our ability to achieve profitability and positive cash flows; (iv) our levels of cash and our limited borrowing capacity under our revolving line of credit; (v) the availability of additional debt financing and/or equity capital; (vi) our lack of major sources of recurring revenue, our dependence on a limited number of key customers, and the potential consequences of the loss of one or more key customers or suppliers, including key contacts at such customers; (vii) our risk of potential loss related to single or focused exposure within the current customer base and product offerings; (viii) our ability to manage the ongoing decreases in the average selling prices of our products as a result of competitive pressures in the evolving light emitting diode ("LED") market; (ix) our ability to differentiate our products in a highly competitive market, expand our customer base and gain market share; (x) our ability to manage our inventory and avoid inventory obsolescence in a rapidly evolving LED market; (xi) our ability to adapt to increasing convergence in the LED market; (xii) the reduction or elimination of investments in, or incentives to adopt, LED lighting technologies; (xiii) our increasing emphasis on selling more of our products through third party distributors and sales agents, including our ability to attract and retain effective third party distributors and sales agents to execute our sales model; (xiv) our ability to develop and participate in new product and technology offerings or applications in a cost effective and timely manner; (xv) the potential deterioration of market conditions, including our dependence on customers' capital budgets for sales of products and services, and adverse impacts on costs and the demand for our products as a result of the implementation of tariffs; (xvi) our increasing reliance on third parties for the manufacture and development of products and product components; (xvii) our ability to maintain safe and secure information technology systems; (xviii) our failure to comply with the covenants in our revolving credit agreement; (xix) our fluctuating quarterly results of operations as we continue to implement cost reductions, and continue to focus investing in our third party distribution sales channel; (xx) our ability to recruit, hire and retain talented individuals in all disciplines of our company; (xxi) our ability to balance customer demand and production capacity; (xxii) our ability to maintain an effective system of internal control over financial reporting; (xxiii) price fluctuations (including as a result of tariffs), shortages or interruptions of component supplies and raw materials used to manufacture our products; (xxiv) our ability to defend our patent portfolio; (xxv) a reduction in the price of electricity; (xxvi) the cost to comply with, and the effects of, any current and future industry and government regulations, laws and policies; (xxvii) the sale of our corporate office building which will likely result in a non-cash impairment charge; and (xxviii) potential warranty claims in excess of our reserve estimates and (xxviii) the other risks described in our filings with the SEC. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://investor.oriones.com/ in the Investor Relations section of our Website.

Twitter: @OrionLightingIR and @OrionLightingIR

StockTwits: @Orion_LED_IR

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Investor Relations Contacts

Bill Hull, CFO	William Jones; David Collins
Orion Energy Systems, Inc.	Catalyst IR
(312) 660-3575	(212) 924-9800 or oesx@catalyst-ir.com

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31, 2019	March 31, 2019
Assets
Cash and cash equivalents	$13,762	$8,729
Accounts receivable, net	15,224	14,804
Revenue earned but not billed	789	3,746
Inventories, net	12,235	13,403
Prepaid expenses and other current assets	714	695
Total current assets	42,724	41,377
Property and equipment, net	11,920	12,010
Other intangible assets, net	2,257	2,469
Other long-term assets	139	165
Total assets	$57,040	$56,021
Liabilities and Shareholders’ Equity
Accounts payable	$16,950	$19,706
Accrued expenses and other	6,241	7,410
Deferred revenue, current	85	123
Current maturities of long-term debt	56	96
Total current liabilities	23,332	27,335
Revolving credit facility	829	9,202
Long-term debt, less current maturities	53	81
Deferred revenue, long-term	734	791
Other long-term liabilities	671	642
Total liabilities	25,619	38,051
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value: Shares authorized: 30,000,000 at December 31, 2019 and March 31, 2019; no shares issued and outstanding at December 31, 2019 and March 31, 2019	—	—
Common stock, no par value: Shares authorized: 200,000,000 at December 31, 2019 and March 31, 2019; shares issued: 39,717,207 at December 31, 2019 and 39,037,969 at March 31, 2019; shares outstanding: 30,253,062 at December 31, 2019 and 29,600,158 at March 31, 2019	—	—
Additional paid-in capital	156,359	155,828
Treasury stock, common shares: 9,464,145 at December 31, 2019 and 9,437,811 at March 31, 2019	(36,164)	(36,091)
Retained deficit	(88,774)	(101,767)
Total shareholders’ equity	31,421	17,970
Total liabilities and shareholders’ equity	$57,040	$56,021

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
Product revenue	$25,867	$13,952	$93,778	$38,350
Service revenue	8,382	2,339	31,171	4,961
Total revenue	34,249	16,291	124,949	43,311
Cost of product revenue	19,075	10,508	68,778	29,599
Cost of service revenue	6,900	1,613	24,823	3,544
Total cost of revenue	25,975	12,121	93,601	33,143
Gross profit	8,274	4,170	31,348	10,168
Operating expenses:
General and administrative	2,662	2,269	8,274	7,681
Sales and marketing	2,735	2,190	8,359	6,903
Research and development	439	298	1,240	1,057
Total operating expenses	5,836	4,757	17,873	15,641
Income (loss) from operations	2,438	(587)	13,475	(5,473)
Other income (expense):
Other income	2	31	22	65
Interest expense	(38)	(77)	(261)	(335)
Amortization of debt issue costs	(61)	(31)	(182)	(31)
Interest income	2	2	5	8
Total other expense	(95)	(75)	(416)	(293)
Income (loss) before income tax	2,343	(662)	13,059	(5,766)
Income tax expense	39	0	66	26
Net income (loss)	$2,304	$(662)	$12,993	$(5,792)
Basic net income (loss) per share attributable to common shareholders	$0.08	$(0.02)	$0.43	$(0.20)
Weighted-average common shares outstanding	30,243,865	29,568,986	30,053,330	29,376,959
Diluted net income (loss) per share	$0.07	$(0.02)	$0.42	$(0.20)
Weighted-average common shares and share equivalents outstanding	30,824,078	29,568,986	30,862,088	29,376,959

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended December 31,
	2019	2018
Operating activities
Net income (loss)	$12,993	$(5,792)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	910	1,006
Amortization of intangible assets	282	343
Stock-based compensation	515	639
Amortization of debt issue costs	182	31
Impairment of intangible assets	3	—
Provision for inventory reserves	192	(144)
Provision for bad debts	—	66
Other	28	8
Changes in operating assets and liabilities:
Accounts receivable, current and long-term	(420)	2,857
Revenue earned but not billed	2,957	(770)
Inventories	970	(367)
Prepaid expenses and other assets	44	123
Accounts payable	(2,990)	555
Accrued expenses and other	(1,296)	(136)
Deferred revenue, current and long-term	(95)	(29)
Net cash provided by (used in) operating activities	14,275	(1,610)
Investing activities
Purchases of property and equipment	(582)	(167)
Additions to patents and licenses	(73)	(29)
Net cash used in investing activities	(655)	(196)
Financing activities
Payment of long-term debt	(68)	(58)
Proceeds from revolving credit facility	63,200	42,498
Payments of revolving credit facility	(71,572)	(43,078)
Payments to settle employee tax withholdings on stock-based compensation	(76)	(10)
Debt issue costs	(91)	(377)
Net proceeds from employee equity exercises	20	3
Net cash used in financing activities	(8,587)	(1,022)
Net increase (decrease) in cash and cash equivalents	5,033	(2,828)
Cash and cash equivalents at beginning of period	8,729	9,424
Cash and cash equivalents at end of period	$13,762	$6,596

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED EBITDA AND ADJUSTED EBITDA RECONCILIATION

(in thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
Net income (loss)	$2,304	$(662)	$12,993	$(5,792)
Interest	36	75	256	327
Taxes	39	—	66	26
Depreciation	300	327	910	1,006
Amortization of intangible assets	94	111	282	343
Amortization of debt issue costs	61	31	182	31
EBITDA	$2,834	$(118)	$14,689	$(4,059)
Stock-based compensation	185	200	515	639
Adjusted EBITDA	$3,019	$82	$15,204	$(3,420)